Exhibit 10.1
CAPITAL MAINTENANCE AND LIQUIDITY AGREEMENT
     THIS CAPITAL MAINTENANCE AND LIQUIDITY AGREEMENT (Agreement) dated as of July 25, 2008, has been entered into by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, a Federal banking agency existing under the laws of the United States having its principal office in Washington, D.C. (the FDIC), CAPITALSOURCE INC., a corporation duly organized and existing under the laws of the State of Delaware (the Parent Company), CAPITALSOURCE TRS INC., a corporation duly organized and existing under the laws of the State of Delaware (Second Tier Holding Company), CAPITALSOURCE FINANCE LLC a limited liability company duly organized and existing under the laws of the State of Delaware (CapitalSource Finance), and CAPITALSOURCE BANK (In-Organization), Pasadena, California (the Applicant).
WITNESSETH:
     WHEREAS, the Board of Directors of the FDIC is charged by Section 5 of the Federal Deposit Insurance Act (the Act) (12 U.S.C. § 1815) with the responsibility of acting upon applications for Federal deposit insurance for all depository institutions including, but not limited to, state nonmember banks and by Section 18(c) of the Act (12 U.S.C. § 1828(c)) with the responsibility of acting upon each merger application in which a state nonmember bank is the resulting institution.
     WHEREAS, the Applicant is a proposed state nonmember industrial bank being formed as a wholly-owned subsidiary of CapitalSource Finance, which is a wholly-owned subsidiary of the Second Tier Holding Company. The Second Tier Holding Company is a wholly-owned subsidiary of the Parent Company.
     WHEREAS, the FDIC is required to consider, among other things, the seven factors described in Section 6 of the Act (12 U.S.C. § 1816) (the Statutory Factors) and will generally grant an application for Federal deposit insurance if it finds favorably upon each factor. As a part of the approval process, the FDIC also considers the financial resources of a parent holding company in evaluating the adequacy of an applicant’s capital.
     WHEREAS, the FDIC is required to consider, among other things, the factors described in Section 18(c)(5) of the Act (12 U.S.C. § 1828(c)(5)) (the Merger Factors) and will generally approve a merger if it finds favorably upon each factor. As a part of the approval process, the FDIC may also consider the financial resources of a parent holding company in evaluating the adequacy of an applicant’s capital.
     WHEREAS, the Applicant, CapitalSource Finance, the Second Tier Holding Company, and the Parent Company have expressed their willingness to submit to such conditions as the FDIC may determine are necessary to make a favorable finding on the Statutory Factors and the Merger Factors.
     WHEREAS, the FDIC is unable to make a favorable finding on the Statutory Factors and the Merger Factors if the Parent Company, the Second Tier Holding Company, CapitalSource Finance, and the Applicant do not enter into this Agreement.
     NOW, THEREFORE, in consideration of the terms and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the FDIC, the Parent Company, the Second Tier Holding Company, CapitalSource Finance, and the Applicant agree as follows:

1.	Approval by FDIC. Upon approval of the Application by the FDIC, this Agreement shall become fully effective and binding upon the parties hereto.

2.	Capital. The Parent Company, the Second Tier Holding Company, and CapitalSource Finance shall maintain the capital levels of the Applicant at all times to meet or exceed the levels required for the Applicant to be considered “well capitalized” under section 325.103(b) of the FDIC Rules and Regulations (12 CFR § 325.103(b)) or any successor laws or regulations. In addition, Applicant’s Total Risk-Based Capital Ratio as defined in section 325.2(y) of the FDIC Rules and Regulations or in any successor laws or regulations will be maintained at not less than fifteen (15) percent and the Applicant will maintain an adequate allowance for loan and lease losses. (The capital requirements contained in this paragraph will be referred to as the Minimum Capital Ratios.)
(A)	Maintenance of Required Minimum Capital Ratios. If, at any time, the Applicant’s capital ratios fall below the Minimum Capital Ratios, the Parent Company, Second Tier Holding Company, and CapitalSource Finance will immediately contribute sufficient additional capital to the Applicant or take such other action to enable it to meet the Minimum Capital Ratios.

(B)	Maintenance of Revised Capital Ratios. If the FDIC considers it necessary, pursuant to its regulatory authority, for the Applicant to maintain capital ratios that are greater than the Minimum Capital Ratios (the Revised Capital Ratios), it will provide written notification of its determination to the Applicant, CapitalSource Finance, Second Tier Holding Company, and Parent Company. Within 30 days after the FDIC issues the notification to the Applicant, CapitalSource Finance, Second Tier Holding Company, and Parent Company, if Applicant has not met the Revised Capital Ratios, the Parent Company, Second Tier Holding Company, and CapitalSource Finance will immediately contribute sufficient additional capital to the Applicant to enable it to meet the Revised Capital Ratios specified by the FDIC.

(C)	Capital Contributions. All capital contributions to the Applicant by the Parent Company, Second Tier Holding Company, or CapitalSource Finance will be in the form of cash, or if appropriate and approved by the FDIC, other assets acceptable to the FDIC. Any and all such capital contributions will be credited to the Applicant’s surplus account.
3.	Liquidity. The Parent Company, the Second Tier Holding Company, and CapitalSource Finance will maintain the Bank’s liquidity at such levels that the FDIC deems appropriate. In particular, the Parent Company, the Second Tier Holding Company, and CapitalSource Finance will provide the Applicant with financial assistance, as specified below, to permit the Applicant to meet its short- and long-term liquidity demands.

(A)	Short-Term Liquidity.
i.	The Parent Company and CapitalSource Finance will enter into a Revolving Line of Credit Agreement with Applicant to provide $150,000,000 in unsecured financing to Applicant. Parent Company, CapitalSource Finance, and Applicant will execute and submit the $150,000,000 unsecured Revolving Line of Credit to the FDIC prior to the Applicant’s effective date of Federal deposit insurance.

ii.	The Applicant may draw on the $150,000,000 unsecured Revolving Line of Credit provided by the Parent Company and CapitalSource Finance at any time the Applicant or FDIC considers it necessary.

iii.	Any and all agreements related to the $150,000,000 unsecured Revolving Line of Credit Agreement will only be made with the prior written approval of the FDIC and upon such terms and conditions as the FDIC, in its sole discretion, finds acceptable.

iv.	The $150,000,000 unsecured Revolving Line of Credit Agreement is subject to the restrictions of Section 23B of the Federal Reserve Act and must be on terms and under circumstance, including credit standards, that are substantially the same, or at least as favorable to the Applicant, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies.
(B)	Long-Term Liquidity. If the Applicant identifies liquidity requirements that it cannot satisfy, then at the written request of the Applicant or the FDIC, the Parent Company, directly or through CapitalSource Finance, within 10 days of receiving the request, will provide the Applicant with financial support, including cash, in such amount and for such duration as may be necessary for the Applicant to meet its ongoing liquidity obligations.
4.	Authority of Parent Company, Second Tier Holding Company, CapitalSource Finance, and Applicant. The Boards of Directors of the Parent Company, the Second Tier Holding Company, and the Applicant, and the managing member(s) of CapitalSource Finance, have each approved a resolution (the Resolution) authorizing the Parent Company, the Second Tier Holding Company, CapitalSource Finance, and the Applicant, respectively, to enter into this Agreement. A certified copy of the Resolution for each party is attached hereto as Exhibit A and incorporated herein by reference.

5.	Miscellaneous.
(A)	Legally Binding, Enforceable Agreement. The parties agree that this Agreement is binding and enforceable by the FDIC pursuant to Section 8 of the FDI Act (12 U.S.C. § 1818) against the Applicant, the Second Tier Holding Company, CapitalSource Finance, and the Parent Company, their successors and assignees.

(B)	Capital Maintenance Commitment. The parties agree that the obligations of the Parent Company, the Second Tier Holding Company, and CapitalSource Finance that are contained in this Agreement are commitments to maintain the capital of the Applicant and, if a petition of bankruptcy is filed by or against the Parent Company, the Second Tier Holding Company, or CapitalSource Finance, the obligations of the Parent Company, the Second Tier Holding Company, or CapitalSource Finance contained in this Agreement will be paid as an administrative expense of the debtor pursuant to section 507(a)(1) of the Bankruptcy Code (11 U.S.C. § 507(a)(1)).

(C)	Conservatorship or Receivership of the Applicant. In the event of an appointment of a conservator or receiver for the Applicant, the obligations of the Applicant, the Second Tier Holding Company, CapitalSource Finance, and Parent Company hereunder with respect to the Agreement shall survive said appointment and be enforceable by FDIC.

(D)	Governing Laws. This Agreement and the rights and obligations hereunder shall be governed by and shall be construed in accordance with the Federal law of the United States, and, in the absence of controlling Federal law, in accordance with the laws of the State of Delaware.

(E)	No Waiver. No failure or delay on the part of the Applicant or the FDIC in the exercise of any right or remedy shall operate as a waiver or termination thereof, nor shall any partial exercise of any right or remedy preclude other or further exercise of any other right or remedy.

(F)	Fees and Expenses. The Parent Company, Second Tier Holding Company, and CapitalSource Finance shall pay any attorneys’ fees and other reasonable expenses incurred by the Applicant in exercising its rights or seeking any remedies hereunder.

(G)	Severability. In the event any one or more of the provisions contained herein should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(H)	No Oral Change. This Agreement may not be modified, amended, changed, discharged or terminated orally, but may be done so only with the written consent of the FDIC.

(I)	Enforcement by Applicant. The Applicant may, in its discretion, enforce this Agreement against the Parent Company, the Second Tier Holding Company, and CapitalSource Finance.

(J)	Modification. This Agreement reflects the complete and full agreement of the parties and may not be modified, released, renewed or extended in any manner except by a writing signed by all the parties.

(K)	Addresses for and Receipt of Notice. Any notice hereunder shall be in writing and shall be delivered by hand or sent by United States express mail or commercial express mail, postage prepaid, and addressed as follows:
If to the Parent Company:
CapitalSource Inc.
Attention: Treasurer
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to the Second Tier Holding Company:
CapitalSource TRS Inc.
Attention: Treasurer
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to CapitalSource Finance:
CapitalSource Finance LLC
Attention: Treasurer
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to the Applicant:
CapitalSource Bank Attention: President
300 North Lake Avenue, Suite 150
Pasadena, CA 91106
with a copy to:
CapitalSource Bank
Attention: General Counsel
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to the FDIC:
Associate Director, Supervision and Applications Branch
Federal Deposit Insurance Corporation
550 17th Street, NW
Washington, D.C. 20429

(L)	Complete Agreement. The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties, and supersedes all prior written or oral communications, representations and agreements relating to the subject matter of this Agreement.
(M)	No Assignment. This agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the FDIC.

(N)	Joint and Several Liability. The obligations, liabilities, agreements and commitments of the Parent Company, the Second Tier Holding Company, and CapitalSource Finance in paragraphs 2 and 3 above are joint and several, and the FDIC may pursue any right or remedy that it may have against one or more of them without releasing or discharging any other party.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year indicated above.

FEDERAL DEPOSIT INSURANCE CORPORATION

By:

Title:

CAPITALSOURCE INC.

By:	/s/ JOHN K. DELANEY

Title:	JOHN K. DELANEY

CAPITALSOURCE TRS INC.

By: Title:	/s/ JOHN K. DELANEY JOHN K. DELANEY

CAPITALSOURCE FINANCE LLC

By:	/s/ JOHN K. DELANEY
Title:	JOHN K. DELANEY

CAPITALSOURCE BANK (in-organization)

/s/ STEVEN A. MUSELES

Name:	STEVEN A. MUSELES
EXECUTIVE VICE PRESIDENT